Contact: Jennifer Rosa         (216) 429-5037 Exhibit 99.1
For release July 30, 2024

TFS Financial Sees Positives Continue in Third Fiscal Quarter
(Cleveland, OH - July 30, 2024) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the quarter and nine months ended June 30, 2024.
The Company reported net income of $20.0 million for the quarter ended June 30, 2024 compared to $20.7 million of net income for the quarter ended March 31, 2024. The change in net income included decreases in net interest income and release of provision for credit losses partially offset by a decrease in non-interest expense.
“Despite higher interest rates and economic uncertainty, our earnings are more than 10% higher this year than last year,” said Chairman and CEO Marc A. Stefanski. “Retail deposit growth of 6% in the last three months is a result of our strong CD product offerings. Our $2.2 billion in loan originations have an average yield of 7.31%, and our ongoing expense management resulted in a 5% reduction from 2023. All of our capital ratios continue to exceed the amounts required to be well capitalized, including a Tier I capital ratio of nearly 11%, further showing that we are strong, stable, and safe.”
Net interest income decreased $2.1 million, or 3%, to $69.3 million for the quarter ended June 30, 2024 from $71.4 million for the quarter ended March 31, 2024. Net interest income was lower as the weighted average cost of interest-bearing liabilities increased. Certificates of deposit and borrowings that were obtained in a lower interest rate environment matured during the quarter and were replaced by instruments with higher costs. The weighted average yield of interest-earning assets, primarily loans, increased during the quarter. The interest rate spread was 1.36% for the quarter ended June 30, 2024 compared to 1.43% for the quarter ended March 31, 2024. The net interest margin was 1.67% for the quarter ended June 30, 2024 compared to 1.71% for the prior quarter.
During the quarter ended June 30, 2024, there was a $0.5 million release of provision for credit losses compared to a $1.0 million release of provision for the quarter ended March 31, 2024. Continued recoveries of loan amounts previously charged off and low levels of current loan charge-offs resulted in the release of provision. Net recoveries were $1.4 million for the quarter ended June 30, 2024 compared to $1.3 million for the previous quarter. The total allowance for credit losses increased $0.9 million during the quarter ended June 30, 2024 to $95.7 million, or 0.63% of total loans receivable from $94.8 million, or 0.63% of total loans receivable, at March 31, 2024. The increase was mainly due to an increase in off- balance sheet commitments related to commitments to originate and undrawn portions of home equity lines of credit. The total allowance for credit losses included a liability for unfunded commitments of $28.2 million and $26.7 million at June 30, 2024 and March 31, 2024, respectively.
Total non-interest expense decreased $1.4 million, or 3%, to $50.8 million for the quarter ended June 30, 2024 from $52.2 million for the quarter ended March 31, 2024. There was a decrease of $0.7 million in both salaries and employee benefits and federal ("FDIC") insurance premium. Contributing to the decrease in salaries and employee benefits was a decrease in expense recognized for the Company's equity incentive plan, as certain grants fully vested during the previous quarter, and an increase in salary deferrals related to loan origination activities during the quarter. The decrease in FDIC premium was primarily due to an amendment to the FDIC's risk-based assessment that incorporated recent changes in accounting for and measurement of troubled debt restructurings ("TDRs").
Total assets increased by $17.8 million, or less than 1%, to $17.03 billion at June 30, 2024 from $17.02 billion at March 31, 2024. The increase was mainly due to increases in loans held for sale and loans held for investment partially offset by decreases in cash and cash equivalents and Federal Home Loan Bank ("FHLB") stock.
Cash and cash equivalents decreased $33.9 million, or less than 1%, to $560.4 million at June 30, 2024 from $594.3 million at March 31, 2024 due to normal fluctuations and liquidity management.
FHLB stock decreased $8.3 million to $232.1 million at June 30, 2024 from $240.4 million at March 31, 2024. The decrease is a result of stock redemptions by the FHLB related to a decrease in the balance of FHLB advances. The FHLB has collateral requirements on funds borrowed that dictate the minimum amount of stock owned at any given time.
Loans held for sale increased $20.7 million, or 213%, to $30.4 million at June 30, 2024 from $9.7 million at March 31, 2024 due to an increase in both loans committed to forward sales and loans identified for future sale.
Loans held for investment, net of allowance and deferred loan expenses, increased $40.3 million, or less than 1%, to $15.19 billion at June 30, 2024 from $15.15 billion at March 31, 2024. During the quarter ended June 30, 2024, the home equity loans and lines of credit portfolio increased $269.2 million and residential core mortgage loans decreased $225.3 million. Repayments and sales of residential mortgage loans held for investment outpaced originations during the quarter ended June 30,

2024. The volume of mortgage loan originations remains low due to a relatively high interest rate environment, resulting in minimal refinance activity.
Deposits increased by $90.3 million to $10.03 billion at June 30, 2024, compared to $9.94 billion at March 31, 2024, consisting of a $226.4 million increase in certificates of deposit ("CDs") and decreases of $79.8 million in savings accounts, $31.5 million in money market deposit accounts, and $25.6 million in checking accounts.
Borrowed funds decreased $126.1 million to $4.83 billion at June 30, 2024 from $4.96 billion at March 31, 2024, as maturing borrowings were paid off with cash and partially replaced with retail deposits.
Fiscal Year-To-Date 2024
The Company reported net income of $61.4 million for the nine months ended June 30, 2024, an increase of $5.7 million compared to net income of $55.7 million for the nine months ended June 30, 2023. The change was primarily due to a decrease in non-interest expense and an increase in the release of provision for credit losses, partially offset by a decrease in net interest income.
Net interest income decreased $3.5 million, or 1.64%, to $209.7 million for the nine months ended June 30, 2024 compared to $213.2 million for the nine months ended June 30, 2023. The decrease in net interest income was primarily due to an increase in the weighted average cost of interest-bearing liabilities, mainly certificates of deposit. The weighted average cost of certificates of deposit increased 141 basis points between the two periods as balances migrated from savings and checking accounts to higher yielding certificates of deposits and accounts established in a lower interest rate environment repriced to higher yields at maturity. The weighted average yield of interest-earning assets, primarily loans, increased between the periods. The interest rate spread was 1.39% for the nine months ended June 30, 2024, a 21 basis point decrease from 1.60% for the nine months ended June 30, 2023. The net interest margin was 1.69% for the nine months ended June 30, 2024 compared to 1.82% for the prior year period.
During the nine months ended June 30, 2024, there was a $2.5 million release of provision for credit losses compared to a release of $2.0 million for the nine months ended June 30, 2023. Continued recoveries of loan amounts previously charged off and low levels of current loan charge-offs resulted in the release of provision. Net loan recoveries totaled $3.6 million for the nine months ended June 30, 2024 and $4.6 million for the same period in the prior year.
The total allowance for credit losses at June 30, 2024 was $95.7 million, or 0.63% of total loans receivable, compared to $104.8 million, or 0.69% of total loans receivable, at September 30, 2023. The decrease was almost entirely due to the adoption of recently issued accounting guidance related to the accounting for troubled debt restructurings, which resulted in a $10.2 million reduction to the allowance and a $7.9 million adjustment to retained earnings, net of tax. The allowance for credit losses included $28.2 million and $27.5 million in liabilities for unfunded commitments at June 30, 2024 and September 30, 2023, respectively. Total loan delinquencies increased to $28.6 million, or 0.19% of total loans receivable, at June 30, 2024 from $28.3 million, or 0.19% of totals loans receivable, at March 31, 2024 and $23.4 million, or 0.15% of total loans receivable, at September 30, 2023. Non-accrual loans increased to $35.4 million, or 0.23% of total loans receivable, at June 30, 2024 from $35.3 million, or 0.23% of total loans receivable, at March 31, 2024 and $31.9 million, or 0.21% of total loans receivable, at September 30, 2023.
Total non-interest expense decreased $8.3 million, or 5%, to $153.3 million for the nine months ended June 30, 2024, from $161.6 million for the nine months ended June 30, 2023 and included decreases of $7.0 million in marketing costs and $2.6 million in salaries and employee benefits, partially offset by an increase of $1.2 million in federal ("FDIC") insurance premiums. The decrease in salaries and employee benefits was primarily related to decreases in staffing and accruals for discretionary incentive payments. FDIC premiums increased due to growth in deposits and a two basis point increase in FDIC assessment rates that went into effect on January 1, 2023, partially offset by a decrease during the third fiscal quarter of 2024 related to recent changes in accounting for TDRs.
Total assets increased by $117.0 million, or 1%, to $17.03 billion at June 30, 2024 from $16.92 billion at September 30, 2023. The increase was mainly the result of increases in cash and cash equivalents, loans held for sale and loans held for investment, partially offset by a decrease in other assets.
Cash and cash equivalents increased $93.7 million, or 20%, to $560.4 million at June 30, 2024 from $466.7 million at September 30, 2023 due to normal fluctuations and liquidity management.
Loans held for sale increased $27.1 million, or 821%, to $30.4 million at June 30, 2024 from $3.3 million at June 30, 2023 due to an increase in both loans committed to forward sales and loans identified for future sale.

Loans held for investment, net of allowance and deferred loan expenses, increased $24.2 million, or less than 1%, to $15.19 billion at June 30, 2024 from $15.17 billion at September 30, 2023. Home equity loans and lines of credit increased $558.3 million to $3.59 billion and the residential mortgage loan portfolio decreased $532.6 million to $11.55 billion. Loans originated and purchased during the nine months ended June 30, 2024 included $598.7 million of residential mortgage loans and $1.62 billion of equity loans and lines of credit compared to $1.31 billion of residential mortgage loans and $1.24 billion of equity loans and lines of credit originated or purchased during the nine months ended June 30, 2023. The decrease in mortgage loan originations was primarily due to a relatively high interest rate environment, resulting in minimal refinance activity. New mortgage loans included 93% purchases and 22% adjustable rate loans during the nine months ended June 30, 2024. There were $190.7 million of residential mortgage loans, primarily long-term fixed-rate loans, sold during the nine months ended June 30, 2024, including those in contracts pending settlement at the end of the period, with a net gain on sale of $1.6 million. During the nine months ended June 30, 2023, $58.1 million of residential mortgage loans were sold with a net gain on sale of $0.6 million.
Other assets decreased $34.2 million, or 29.16%, to $83.1 million at June 30, 2024 from $117.3 million at September 30, 2023. The decrease was mainly due to a decrease in the swap margin receivable related to changes in market values of swap instruments and the impact of those changes on daily settlement transactions.
Deposits increased $576.2 million, or 6%, to $10.03 billion at June 30, 2024 from $9.45 billion at September 30, 2023. The increase was the result of a $1.09 billion increase in certificates of deposit, partially offset by a $274.0 million decrease in savings accounts, a $138.1 million decrease in money market deposit accounts and a $118.0 million decrease in checking accounts. There was $1.21 billion in brokered deposits at June 30, 2024 compared to $1.16 billion at September 30, 2023. At June 30, 2024, brokered deposits included $725.0 million of three-month certificates of deposit accounts, aligned with interest rate swap contracts, with a remaining weighted average effective maturity of approximately 2.8 years.
Borrowed funds decreased $444.3 million, or 8%, to $4.83 billion at June 30, 2024 from $5.27 billion at September 30, 2023. The decrease was primarily due to borrowings paid off at maturity. The total balance of borrowed funds at June 30, 2024, all from the FHLB, included $1.81 billion of term advances with a weighted average maturity of approximately 2.0 years, and $3.00 billion of term advances, aligned with interest rate swap contracts, with a remaining weighted average effective maturity of approximately 3.2 years. Additional borrowing capacity at the FHLB was $2.68 billion at June 30, 2024.
Borrowers’ advances for insurance and taxes decreased $57.7 million, or 46%, to $66.8 million at June 30, 2024 from $124.4 million at September 30, 2023. This decrease was primarily related to the timing of real estate tax payments that are collected from borrowers and remitted to various taxing agencies when due.
Accrued expenses and other liabilities increased $68.0 million, or 60%, to $180.9 million at June 30, 2024 from $112.9 million at September 30, 2023. This increase was mainly due to in-transit real estate tax payments that had not yet cleared at the reporting date, slightly offset by a decrease in deferred tax liability.
Total shareholders' equity decreased $12.3 million, or 1%, to $1.92 billion at June 30, 2024 from $1.93 billion at September 30, 2023. Activity reflects $61.4 million of net income, a $7.9 million adjustment to retained earnings related to a change in accounting principle described above with respect to changes in the allowance for credit losses, a $42.6 million net decrease in accumulated other comprehensive income, dividends paid of $44.2 million and net positive adjustments of $5.2 million related to our stock compensation and employee stock ownership plans. The change in accumulated other comprehensive income was primarily due to a net decrease in unrealized gains and losses on swap contracts. There were no stock repurchases during the nine months ended June 30, 2024. The Company's eighth stock repurchase program allows for a total of 10,000,000 shares to be repurchased, with 5,191,951 shares authorized for repurchase at June 30, 2024.
The Company declared and paid a quarterly dividend of $0.2825 per share during each of the first, second and third quarters of fiscal year 2024. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive its receipt of its share of the dividend paid. Under Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of a July 9, 2024 member vote, the MHC has the approval to waive receipt of up to $1.13 per share of possible dividends to be declared on the Company’s common stock during the twelve months subsequent to the members’ approval (i.e., through July 9, 2025). The MHC has filed a notice with, and a request for non-objection from, the Federal Reserve Bank of Cleveland for the proposed dividend waiver. Both the non-objection from the Federal Reserve Bank and the timing of the non-objection are unknown at this point. The MHC has conducted the member vote to approve the dividend waiver each of the past eleven years under Federal Reserve regulations and for each of those eleven years, approximately 97% of the votes cast were in favor of the waiver.
The Company operates under the capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”). At June 30, 2024 all of the Company's capital ratios exceed the amounts required for the Company to be considered "well capitalized" for regulatory capital purposes. The Company's Tier 1 leverage ratio was 10.82%, its Common Equity Tier 1 and Tier 1 ratios were each 18.82% and its total capital ratio was 19.55%.
Presentation slides as of June 30, 2024 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link within the "Recent Presentations" menu, beginning July 31, 2024. The Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 85th anniversary in May 2023. Third Federal, which lends in 26 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, two lending offices in Central and Southern Ohio, and 16 full service branches throughout Florida. As of June 30, 2024, the Company’s assets totaled $17.03 billion.

Forward Looking Statements
This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:
●	statements of our goals, intentions and expectations;
●	statements regarding our business plans and prospects and growth and operating strategies;
●	statements concerning trends in our provision for credit losses and charge-offs on loans and off-balance sheet exposures;
●	statements regarding the trends in factors affecting our financial condition and results of operations, including credit quality of our loan and investment portfolios; and
●	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:
●	significantly increased competition among depository and other financial institutions, including with respect to our ability to charge overdraft fees;
●	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments, or our ability to originate loans;
●	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;
●
the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and changes in estimates of the allowance for credit losses;

●	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;
●	changes in consumer spending, borrowing and savings habits, including repayment speeds on loans;
●	adverse changes and volatility in the securities markets, credit markets or real estate markets;
●	our ability to manage market risk, credit risk, liquidity risk, reputational risk, regulatory risk and compliance risk;
●	our ability to access cost-effective funding;
●	changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio;
●	legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;
●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the FASB or the PCAOB;
●	the adoption of implementing regulations by a number of different regulatory bodies, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;
●	our ability to enter new markets successfully and take advantage of growth opportunities;
●	our ability to retain key employees;
●	future adverse developments concerning Fannie Mae or Freddie Mac;
●	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury, the Federal Reserve System, Fannie Mae, the OCC, FDIC, and others;
●	the continuing governmental efforts to restructure the U.S. financial and regulatory system;
●	the ability of the U.S. Government to remain open, function properly and manage federal debt limits;
●	changes in policy and/or assessment rates of taxing authorities that adversely affect us or our customers;
●	changes in accounting and tax estimates;
●	changes in our organization and changes in expense trends, including but not limited to trends affecting non-performing assets, charge-offs and provisions for credit losses;
●	the inability of third-party providers to perform their obligations to us;
●	our ability to retain key employees;
●	civil unrest;
●	cyber-attacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems; and
●	the impact of wide-spread pandemic, including COVID-19, and related government action, on our business and the economy.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	June 30, 2024	March 31, 2024	September 30, 2023
ASSETS
Cash and due from banks	$29,411	$27,381	$29,134
Other interest-earning cash equivalents	531,024	566,953	437,612
Cash and cash equivalents	560,435	594,334	466,746
Investment securities available for sale	522,967	520,172	508,324
Mortgage loans held for sale	30,391	9,698	3,260
Loans held for investment, net:
Mortgage loans	15,189,683	15,152,032	15,177,844
Other loans	5,070	4,709	4,411
Deferred loan expenses, net	62,738	61,047	60,807
Allowance for credit losses on loans	(67,529)	(68,169)	(77,315)
Loans, net	15,189,962	15,149,619	15,165,747
Mortgage loan servicing rights, net	7,591	7,547	7,400
Federal Home Loan Bank stock, at cost	232,083	240,365	247,098
Real estate owned, net	431	230	1,444
Premises, equipment, and software, net	33,665	33,885	34,708
Accrued interest receivable	58,615	56,887	53,910
Bank owned life insurance contracts	315,710	313,458	312,072
Other assets	83,090	90,955	117,270
TOTAL ASSETS	$17,034,940	$17,017,150	$16,917,979
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$10,025,977	$9,935,631	$9,449,820
Borrowed funds	4,829,365	4,955,438	5,273,637
Borrowers’ advances for insurance and taxes	66,757	99,492	124,417
Principal, interest, and related escrow owed on loans serviced	16,867	25,946	29,811
Accrued expenses and other liabilities	180,910	93,146	112,933
Total liabilities	15,119,876	15,109,653	14,990,618
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued	3,323	3,323	3,323
Paid-in capital	1,753,074	1,751,960	1,755,027
Treasury stock, at cost	(772,195)	(772,195)	(776,101)
Unallocated ESOP shares	(23,834)	(24,917)	(27,084)
Retained earnings—substantially restricted	912,082	906,908	886,984
Accumulated other comprehensive income	42,614	42,418	85,212
Total shareholders’ equity	1,915,064	1,907,497	1,927,361
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$17,034,940	$17,017,150	$16,917,979

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the three months ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$166,268	$162,970	$162,035	$154,763	$144,347
Investment securities available for sale	4,663	4,476	4,395	4,141	3,712
Other interest and dividend earning assets	13,975	16,047	10,729	9,836	8,598
Total interest and dividend income	184,906	183,493	177,159	168,740	156,657
INTEREST EXPENSE:
Deposits	75,521	72,685	64,326	55,565	48,905
Borrowed funds	40,112	39,430	43,741	42,812	38,973
Total interest expense	115,633	112,115	108,067	98,377	87,878
NET INTEREST INCOME	69,273	71,378	69,092	70,363	68,779
PROVISION (RELEASE) FOR CREDIT LOSSES	(500)	(1,000)	(1,000)	500	—
NET INTEREST INCOME AFTER PROVISION (RELEASE) FOR CREDIT LOSSES	69,773	72,378	70,092	69,863	68,779
NON-INTEREST INCOME:
Fees and service charges, net of amortization	2,097	1,845	1,748	2,061	1,919
Net gain (loss) on the sale of loans	723	442	481	(119)	21
Increase in and death benefits from bank owned life insurance contracts	2,254	2,193	3,191	2,204	2,790
Other	1,171	1,242	895	954	1,113
Total non-interest income	6,245	5,722	6,315	5,100	5,843
NON-INTEREST EXPENSE:
Salaries and employee benefits	26,845	27,501	27,116	28,660	25,332
Marketing services	4,867	5,099	4,431	3,881	7,023
Office property, equipment and software	7,008	7,303	6,845	6,886	7,246
Federal insurance premium and assessments	3,258	4,013	3,778	3,629	3,574
State franchise tax	1,244	1,238	1,176	1,185	1,230
Other expenses	7,566	7,044	6,931	7,243	8,472
Total non-interest expense	50,788	52,198	50,277	51,484	52,877
INCOME BEFORE INCOME TAXES	25,230	25,902	26,130	23,479	21,745
INCOME TAX EXPENSE	5,277	5,189	5,423	3,933	4,142
NET INCOME	$19,953	$20,713	$20,707	$19,546	$17,603
Earnings per share - basic and diluted	$0.07	$0.07	$0.07	$0.07	$0.06
Weighted average shares outstanding
Basic	278,291,376	278,183,041	277,841,526	277,589,775	277,472,312
Diluted	279,221,360	279,046,837	279,001,898	278,826,441	278,590,810

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Nine Months Ended
	June 30,
	2024	2023
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$491,273	$410,847
Investment securities available for sale	13,534	10,229
Other interest and dividend earning assets	40,751	22,103
Total interest and dividend income	545,558	443,179
INTEREST EXPENSE:
Deposits	212,532	118,636
Borrowed funds	123,283	111,339
Total interest expense	335,815	229,975
NET INTEREST INCOME	209,743	213,204
PROVISION (RELEASE) FOR CREDIT LOSSES	(2,500)	(2,000)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	212,243	215,204
NON-INTEREST INCOME:
Fees and service charges, net of amortization	5,690	5,779
Net gain on the sale of loans	1,646	617
Increase in and death benefits from bank owned life insurance contracts	7,638	7,151
Other	3,308	2,782
Total non-interest income	18,282	16,329
NON-INTEREST EXPENSE:
Salaries and employee benefits	81,462	84,125
Marketing services	14,397	21,407
Office property, equipment and software	21,156	20,848
Federal insurance premium and assessments	11,049	9,823
State franchise tax	3,658	3,706
Other expenses	21,541	21,736
Total non-interest expense	153,263	161,645
INCOME BEFORE INCOME TAXES	77,262	69,888
INCOME TAX EXPENSE	15,889	14,184
NET INCOME	$61,373	$55,704
Earnings per share - basic and diluted	$0.22	$0.20
Weighted average shares outstanding
Basic	278,104,352	277,384,689
Diluted	279,072,087	278,507,602

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	June 30, 2024			March 31, 2024			June 30, 2023
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$618,986	$8,500	5.49%	$720,657	$9,919	5.51%	$350,574	$4,481	5.11%
Investment securities	72,161	906	5.02%	72,091	907	5.03%	24,046	320	5.32%
Mortgage-backed securities	452,224	3,757	3.32%	448,653	3,569	3.18%	470,457	3,392	2.88%
Loans (2)	15,175,535	166,268	4.38%	15,163,185	162,970	4.30%	14,676,829	144,347	3.93%
Federal Home Loan Bank stock	235,755	5,475	9.29%	244,560	6,128	10.02%	235,177	4,117	7.00%
Total interest-earning assets	16,554,661	184,906	4.47%	16,649,146	183,493	4.41%	15,757,083	156,657	3.98%
Noninterest-earning assets	513,931			505,145			543,310
Total assets	$17,068,592			$17,154,291			$16,300,393
Interest-bearing liabilities:
Checking accounts	$866,170	94	0.04%	$887,584	98	0.04%	$1,064,738	1,317	0.49%
Savings accounts	1,437,406	4,967	1.38%	1,561,331	5,598	1.43%	1,890,427	8,087	1.71%
Certificates of deposit	7,654,612	70,460	3.68%	7,548,314	66,989	3.55%	6,042,798	39,501	2.61%
Borrowed funds	4,892,621	40,112	3.28%	5,033,253	39,430	3.13%	5,175,982	38,973	3.01%
Total interest-bearing liabilities	14,850,809	115,633	3.11%	15,030,482	112,115	2.98%	14,173,945	87,878	2.48%
Noninterest-bearing liabilities	261,741			212,206			264,952
Total liabilities	15,112,550			15,242,688			14,438,897
Shareholders’ equity	1,956,042			1,911,603			1,861,496
Total liabilities and shareholders’ equity	$17,068,592			$17,154,291			$16,300,393
Net interest income		$69,273			$71,378			$68,779
Interest rate spread (1)(3)			1.36%			1.43%			1.50%
Net interest-earning assets (4)	$1,703,852			$1,618,664			$1,583,138
Net interest margin (1)(5)		1.67%			1.71%			1.75%
Average interest-earning assets to average interest-bearing liabilities	111.47%			110.77%			111.17%
Selected performance ratios:
Return on average assets (1)		0.47%			0.48%			0.43%
Return on average equity (1)		4.08%			4.33%			3.78%
Average equity to average assets		11.46%			11.14%			11.42%

(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Nine Months Ended			Nine Months Ended
	June 30, 2024			June 30, 2023
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$579,383	$23,543	5.42%	$351,742	$11,677	4.43%
Investment securities	69,677	2,663	5.10%	10,438	342	4.37%
Mortgage-backed securities	448,429	10,871	3.23%	470,108	9,887	2.80%
Loans (2)	15,190,356	491,273	4.31%	14,530,428	410,847	3.77%
Federal Home Loan Bank stock	250,285	17,208	9.17%	228,318	10,426	6.09%
Total interest-earning assets	16,538,130	545,558	4.40%	15,591,034	443,179	3.79%
Noninterest-earning assets	524,179			518,875
Total assets	$17,062,309			$16,109,909
Interest-bearing liabilities:
Checking accounts	$897,190	310	0.05%	$1,126,064	5,956	0.71%
Savings accounts	1,573,401	17,477	1.48%	1,774,965	16,822	1.26%
Certificates of deposit	7,350,136	194,745	3.53%	6,042,061	95,858	2.12%
Borrowed funds	5,051,371	123,283	3.25%	5,053,965	111,339	2.94%
Total interest-bearing liabilities	14,872,098	335,815	3.01%	13,997,055	229,975	2.19%
Noninterest-bearing liabilities	250,916			243,823
Total liabilities	15,123,014			14,240,878
Shareholders’ equity	1,939,295			1,869,031
Total liabilities and shareholders’ equity	$17,062,309			$16,109,909
Net interest income		$209,743			$213,204
Interest rate spread (1)(3)			1.39%			1.60%
Net interest-earning assets (4)	$1,666,032			$1,593,979
Net interest margin (1)(5)		1.69%			1.82%
Average interest-earning assets to average interest-bearing liabilities	111.20%			111.39%
Selected performance ratios:
Return on average assets (1)		0.48%			0.46%
Return on average equity (1)		4.22%			3.97%
Average equity to average assets		11.37%			11.60%

(1)Annualized
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.